As filed with the Securities and Exchange Commission on December 5, 2025

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Park Dental Partners, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	93-2020683

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 County Road C West, Suite 2210 Roseville, Minnesota 55113 (651) 633-0500	55113

(Address of Principal Executive Offices)	(Zip Code)

Park Dental Partners, Inc. 2023 Equity Incentive Plan

Park Dental Partners, Inc. 2023 Restricted Stock Plan

Park Dental Partners, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Peter G. Swenson

Chief Executive Officer

Park Dental Partners, Inc.

2200 County Road C West, Suite 2210

Roseville, Minnesota

55113

(651) 633-0500

(Name and address of agent for service)

(651) 633-0500

(Telephone number, including area code, of agent for service)

With a copy to:

Philip T. Colton

Maxwell J. Black

Winthrop & Weinstine, P.A.

225 S. Sixth Street, Suite 3500

Minneapolis, Minnesota 55402

(612) 604-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Park Dental Partners, Inc. (the “Company” or the “Registrant”) to register shares of common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the following benefit plans of the Company: (i) the Park Dental Partners, Inc. 2023 Equity Incentive Plan (as amended and restated, the “Equity Incentive Plan”); (ii) the Park Dental Partners, Inc. 2023 Restricted Stock Plan, which plan was terminated as to future awards effective April 23, 2025 (the “Restricted Stock Plan”); and (iii) the Park Dental Partners, Inc. Employee Stock Purchase Plan (the “ESPP,” and, together with the Equity Incentive Plan and the Restricted Stock Plan, the “Plans”). The number of shares of the Registrant’s common stock available for grant and issuance under the Equity Incentive Plan will automatically increase on February 1st of each calendar year, for a period of not more than ten (10) years, beginning on February 1, 2024 and ending on (and including) February 1, 2033 (each, an “Evergreen Date”) in an amount equal to five percent (5%) of the total number of Shares of Common Stock outstanding on the January 31st immediately preceding the applicable Evergreen Date (the “Evergreen Increase”).

The maximum number of shares of Common Stock to be registered hereby consists of the aggregate of the following, in each case subject to adjustment as provided in the applicable Plan: (a) 929,640 shares of Common Stock reserved and available for issuance under the Equity Incentive Plan, subject to adjustment as discussed above, plus any shares subject to outstanding awards under the Equity Incentive Plan that, after the date hereof, are forfeited, cancelled, or otherwise terminate or expire without being exercised, settled or issued; (b) 3,234,148 shares of Common Stock issuable under the Restricted Stock Plan prior to its termination on April 23, 2025; and (c) 250,000 shares of Common Stock reserved for issuance under the ESPP. The Equity Incentive Plan was approved by the Company’s board of directors (the “Board of Directors”) on July 30, 2025, the Restricted Stock Plan was approved by the Board of Directors on September 27, 2023, and the ESPP was approved by the Company on July 30, 2025 and the Company’s shareholders on August 15, 2025.

For the avoidance of doubt, references herein to “Common Stock” are to the class of the Company’s common stock, par value $0.0001 per share, that is publicly traded, and all shares registered hereunder will be issuable in such class upon vesting, settlement, exercise or purchase, as applicable, of awards granted pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*     The document(s) containing the information specified in this Part I and the document(s) incorporated by reference in Item 3 of Part II of this Registration Statement are available, without charge, to participants in the applicable Plans, upon written or oral request, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such requests may be directed to Attn: Investor Relations, 2200 County Road C West, Suite 2210 Roseville, Minnesota 55113 or by telephone at (651) 633-0500. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)	The prospectus filed by the registrant with the SEC pursuant to Rule 424(b) under the Securities Act, dated December 3, 2025, relating to the Registration Statement on Form S-1, as amended (File No. 333-290001), which contains the Registrant’s audited financial statements for the last fiscal year for which such statements have been filed;

(b)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 20, 2025 (File No. 001-42967) under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(c)	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is deemed to have been furnished and not “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement. Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Minnesota Business Corporation Act (the “MBCA”) permits a Minnesota corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for: (1) any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) corporate distributions or the selling or buying of a security made in violation of Minnesota law; (4) for any transaction from which the director derived an improper personal benefit; or (5) for any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective. The Company’s articles of incorporation contain a provision eliminating the personal liability of directors to the maximum extent permitted by Minnesota law.

The Company’s articles of incorporation and bylaws authorize the Company, to the fullest extent permitted by the MBCA as in effect from time to time, to indemnify any present or former director or officer, and any individual who, while serving as a director or officer of the Company and at the Company’s request, serves or has served another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise in any capacity, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person is or was serving in any such capacity. The Company’s bylaws further provide that the Company will pay or reimburse reasonable expenses in advance of the final disposition of any proceeding, in each case to the fullest extent permitted by Minnesota law.

The MBCA requires the Company to indemnify a present or former director, officer, employee or agent of the Company (and any person serving at the request of the Company in any such capacity for another enterprise) against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, if such person: (1) has not been indemnified by another organization or employee benefit plan for the same liabilities; (2) acted in good faith; (3) received no improper personal benefit; (4) with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company.

The MBCA provides that advancement of expenses may be made upon receipt of a written affirmation by or on behalf of the director or officer of a good faith belief that the requirements for indemnification have been met and a written undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified by the Company. The Company’s bylaws provide for such advancement to the fullest extent permitted by Minnesota law, in advance of the final disposition of the applicable indemnification proceeding.

The Company’s articles of incorporation and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or any predecessor of the Company, in each case to the fullest extent permitted by Minnesota law.

A court of competent jurisdiction may, under the MBCA, order indemnification to the extent it deems proper if it determines that the person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case, and the person seeking indemnification has established that such person is entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into customary indemnification agreements with each of its directors and executive officers. These agreements generally provide that if a director or executive officer is, or is threatened to be made, a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company in any such capacity for another enterprise, the Company will indemnify such person against all expenses and liabilities actually and reasonably incurred by such person, to the fullest extent permitted by the MBCA. Such indemnification will not be available to the extent it is established that the person did not meet the applicable standard of conduct under Minnesota law, including, as applicable, instances involving acts or omissions not in good faith, intentional misconduct or knowing violations of law, unlawful distributions, or transactions from which the person derived an improper personal benefit.

Except as otherwise provided in the indemnification agreements, a director or executive officer is not entitled to indemnification thereunder: (i) in any proceeding brought by or in the right of the Company in which such person is adjudged liable to the Company, except for expenses to the extent permitted by law; (ii) in any proceeding in which such person is adjudged liable for receipt of an improper personal benefit; or (iii) in any proceeding initiated by such person (other than a proceeding to enforce rights under the indemnification agreement) except to the extent provided in the agreement or as otherwise expressly provided by the Company’s articles of incorporation, bylaws, a resolution of the Board of Directors or shareholders, or another agreement approved by the Board of Directors.

Without limiting any other provision of the indemnification agreements, if a director or executive officer is successful, on the merits or otherwise, as to one or more claims, issues or matters in any proceeding, the Company will indemnify such person for expenses actually and reasonably incurred in connection with each such successfully resolved claim, issue or matter.

The Company will pay all indemnifiable expenses in advance of the final disposition of any proceeding involving a director or executive officer, upon receipt of the written affirmation and undertaking described above, and without requiring any preliminary determination of such person’s ultimate entitlement to indemnification, subject to any limitations set forth in the indemnification agreement and applicable law. The Company is not required to advance expenses in any proceeding initiated by a director or executive officer, other than a proceeding to enforce rights under an indemnification agreement, except to the extent provided in such agreement or as otherwise expressly provided by the Company’s governing documents, a Board or shareholder resolution, or another agreement approved by the Board.

The Company maintains insurance policies that insure the Company’s directors and executive officers, subject to the terms, conditions and limits of the applicable policies, against certain liabilities arising from claims made against such persons in their capacities as directors or officers of the Company, as permitted by the MBCA.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT INDEX

Exhibit Number	Description
4.1	Third Amended and Restated Articles of Incorporation of the Company effective December 4, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended).
4.2	Fourth Amended and Restated Articles of Incorporation of the Company effective August 20, 2025 (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended)
4.3	Bylaws of the Company dated October 31, 2023 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended)
4.4	Amendment No. 1 to Bylaws of the Company dated December 4, 2024** (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended)
4.5	Form of Common Stock Certificate of the Company (incorporated by reference to the Registration (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended)
4.6	Park Dental Partners, Inc. 2023 Restricted Stock Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended)
4.7	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended)
4.8	Park Dental Partners, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended)
4.9	Park Dental Partners, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-290001) initially filed with the Commission on September 3, 2025, as amended)
5.1	Opinion of Winthrop & Weinstine, P.A.*
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1 to this Registration Statement)*
24.1	Powers of Attorney (included on signature page to this Registration Statement)*
107	Filing Fee Table*

* Filed herewith

# Management contract or compensatory arrangement

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 5th day of December, 2025.

Park Dental Partners, Inc.

By:	/s/ Peter Swenson
Name: Peter Swenson
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Peter G. Swenson and Christopher J. Benander, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubsitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 5th day of December, 2025.

Signature	Title

/s/ Peter G. Swenson	President, Chief Executive Officer and Director
Peter G. Swenson	(Principal Executive Officer)

/s/ Christopher J. Bernander	Chief Financial Officer
Christopher J. Bernander	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dr. Todd Gerlach	Director
Dr. Todd Gerlach

/s/ Dr. Alan Law	Director
Dr. Alan Law

/s/ Dr. Christopher Steele	Director
Dr. Christopher Steele

/s/ Philip I. Smith	Director
Philip I. Smith

/s/ Christopher C. Smith	Director
Christopher C. Smith

/s/ Anna M. Schaefer	Director
Anna M. Schaefer